Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-222993) on Form S-8 of our report dated June 29, 2026, appearing in the annual report on Form 11-K of Universal Property & Casualty 401(k) Profit Sharing Plan as of the year ended December 31, 2024 and for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC
Chicago, Illinois
June 29, 2026